Exhibit 10.1

                                AMENDMENT NO. 8
                                       TO
                          LOAN AND SECURITY AGREEMENT

              Amendment No. 8 dated as of April 8, 2002 ("Amendment") to Loan and Security Agreement originally dated as of December 28, 1999 and originally among IEC ELECTRONICS CORP. ("IEC" or "Debtor") and IEC ELECTRONICS-EDINBURG, TEXAS INC. ("IEC-Edinburg") and HSBC BANK USA, as Agent ("Agent") and HSBC BANK USA ("HSBC Bank") and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital") as lenders (collectively, the "Lenders").

                                   BACKGROUND

       1. Debtor, Agent and Lenders entered into a Loan and Security Agreement dated as of December 28, 1999 and Amendment Nos. 1, 2, 3, 4, 5, 6 and 7 thereto dated as of March 30, 2000, December 1, 2000, April 24, 2001, December 21, 2001, February 15, 2002, February 28, 2002 and March 15, 2002, respectively (collectively, the "Agreement"). On or about January 27, 2000, IEC-Edinburg merged into IEC leaving IEC as the sole Debtor under the Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

       2. Debtor has requested that Agent and Lenders consider extending the term of the Agreement through June 30, 2002 and has represented to Agent and the Lenders that Debtor has undertaken efforts to cause certain asset sales to occur in the immediate future, and is pursuing with third-party lenders a refinancing of all of the indebtedness of Debtor under the Agreement ("Indebtedness"), and that Debtor expects such efforts to result in the repayment in full of the Indebtedness on or before June 30, 2002.

       3. In response to Debtor's request and subject to all of the terms and conditions set forth herein, the Agent and the Lenders are willing to make certain amendments to the Agreement as set forth below on the conditions set forth below.

        NOW, THEREFORE, Debtor, the Agent and the Lenders for good and valuable consideration, receipt of which is hereby acknowledged, and in contemplation of the foregoing, hereby agree as follows:

       A. Conditions. The amendments and waivers contained herein shall be granted upon satisfaction of the following terms and conditions:

          1. Debtor shall have executed, and shall have caused IEC Electronics,
S. de R.L. de C.V. ("IEC-Mexico") and IEC Electronics Foreign Sales Corporation ("IEC-FSC") to have executed, this Amendment to indicate their consent hereto, and four executed duplicate originals of this Agreement shall have been delivered to Agent.

          2. Debtor's acknowledgement, evidenced by Debtor's signature on this Amendment, that the Agent and the Lenders have advised Debtor: (a) of the establishment by Agent of a reserve against Borrowing Capacity for Term Loan Principal Payments, which reserve will commence on April 8, 2002 in the initial amount of $45,000 and each Monday thereafter will be increased by $45,000, and will be reduced on the date of, and by the amount of, each monthly principal payment actually made on the Term Loan after the date hereof; and (b) that field collateral examinations will hereafter be conducted by the Agent every sixty days and the costs of such examinations will be an expense of the Debtor and payable upon demand as provided in the Agreement.

          3. Debtor's continuing agreement, evidenced by Debtor's signature on this Amendment, that Debtor will: (i) continue to cooperate with Getzler & Company, Inc. ("Getzler") so that Getzler may review Debtor's business and business plans in order to report thereon to Agent's counsel and the Lenders;
(ii) permit Getzler to access Debtor's places of business and its books and records in order to complete such review and report; (iii) reimburse the Agent or its counsel, upon demand, for the cost and expenses of Getzler; and (iv) promptly advise in writing, any professionals engaged by Debtor or its Affiliates to advise Debtor or its Affiliates with respect to their business or financial prospects, including, without limitation, Lincoln Partners LLC (individually, an "Investment Banker" and collectively, the "Investment Bankers"), that Debtor (a) consents to Agent and the Lenders communicating with such Investment Bankers for the purpose of being advised by, and discussing with, such Investment Bankers, the Investment Bankers' timeline, process, recommendations and proposals for any asset or stock sales, or the refinancing of Debtor's indebtedness, or for the recapitalization of Debtor or any Affiliate, or any other plans for increasing Debtor's equity, reducing the indebtedness of Debtor and its Affiliates, or otherwise improving the financial condition or business of Debtor and its Affiliates, and (b) requests such Investment Bankers to provide such information to the Agent and the Lenders, and to also provide to Agent and the Lenders a copy of any contact or other reports prepared by such Investment Bankers for Debtor when such reports are delivered to Debtor.

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          4. Debtor's agreement evidenced by Debtor's signature on this
Amendment, to pay to Agent for the account of the Lenders a $100,000 extension fee, with such fee being earned upon execution of this Agreement by all parties, and payable as follows:

           $10,000 on each of April 15, 2002, May 15, 2002 and June 15, 2002;and
           $70,000 on June 30, 2002;

provided, however, if Debtor causes all of the indebtedness of Debtor to the Agent and the Lenders under the Agreement to be fully repaid on or before June 30, 2002, then Agent and the Lenders agree, as evidenced by their signatures on this Amendment to waive the $70,000 payment due June 30, 2002.

          5. Debtor's agreement evidenced by Debtor's signature on this Amendment to pay by April 15, 2002 the following bills presented to Debtor by
Agent:
             (a) Getzler and Company, Inc. ("Getzler") in connection with the consulting work performed through March 31, 2002 by Getzler at the request of counsel to the Agent;

             (b) Counsel to the Agent in connection with the work performed through April 2, 2002 by such counsel in connection with the Agreement and in drafting Amendment 8; and

             (c) Counsel to GE Capital in connection with the work performed through March 31, 2002 by such counsel in connection with the Agreement.

       B. Amendments. Debtor, the Agent and the Lenders agree that upon Debtor's satisfaction of, or agreement to, as appropriate, the conditions set forth in Section A above, the Agreement and the Schedule are amended in the following respects:
          1. Item 18(g) of the Schedule to the Agreement is hereby deleted in its entirety and replaced with the following new text:

             "(g) Pricing Grid - Advances and Term Loan. The applicable rates of interest to be charged during each time period listed below for each Prime Rate Loan and Libor Loan made or outstanding hereunder as an Advance or under the Term Note are listed below:

                                 PRICING GRIDS

          A. ADVANCES
             Period                 Prime Rate Option         Libor Rate Option

                4/8/02 - 4/30/02    Prime Rate plus 2-1/4%          None
                5/1/02 - 5/31/02    Prime Rate plus 2-1/2%          None
                6/1/02 - 6/30/02    Prime Rate plus 2-3/4%          None

          B. TERM LOAN

             Period                 Prime Rate Option         Libor Rate Option

                4/8/02 - 4/30/02    Prime Rate plus 2-3/4%          None
                5/1/02 - 5/31/02    Prime Rate plus 3%              None
                6/1/02 - 6/30/02    Prime Rate plus 3-1/4%          None."

          2. The last portion of Item 17 of the Schedule to the Agreement regarding "Calculation of Ineligible Inventory and Receivables on a monthly basis", is hereby deleted in its entirety and replaced with the following new text:
             "Calculation of Ineligible           [X]   Weekly within three
              Inventory and Receivables                 Business Days from the
                                                        end of each week."

          3. Item 32 of the Schedule to the Agreement is hereby deleted in its entirety and replaced with the following new text:

                       "Initial Term:  To expire on June 30, 2002
                        Renewal Term:  NONE"

          4. Debtor acknowledges that Debtor intends to refinance the Advances and the Term Loans under the Agreement with one or more different lenders on or before the expiration of the Initial Term as amended herein, and agrees that, upon such payment of the Advances under the Agreement, the Term Notes of the Debtor dated December 28, 1999 in favor of the Lenders become due and payable by the terms thereof since such financing would not come from internally generated funds in the ordinary course of business.


                                  Page 4 of 5

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       D. Reaffirmations and Release.

          1. The Agreement, except as specifically modified hereby, shall remain in full force and effect and Debtor hereby reaffirms the Agreement, as modified by this Amendment, and all collateral and other documents executed and delivered to Agent and the Lenders in connection with the Agreement.

          2. IEC-Mexico and IEC-FSC, by their execution hereof, consent hereto and hereby reaffirm the execution and delivery of their respective Guaranties dated December 28, 1999 and each agrees that its respective guaranty shall continue in full force and effect and shall be applicable to all indebtedness, obligations and liabilities of Debtor to Agent and the Lenders, including without limitation, all indebtedness evidenced by or arising under the Agreement, as modified by this Amendment.

          3. By their execution hereof, each of Debtor, IEC-Mexico and IEC-FSC, (each individually a "Releasor", and collectively, the "Releasors"), for good and valuable consideration, and by these presents does for itself, and its representatives, successors and assigns, remise, release and forever discharge the Agent and the Lenders in any and every capacity, their predecessors, successors, assigns, directors, officers, shareholders, employees, attorneys, advisors and agents (collectively, the "Releasees") of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which against such Releasees or any one or more of them, any Releasor ever had, now has or which any Releasor or any of any Releasor's representatives, suc or assigns hereafter can, shall or may claim to have for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to and through and including the date hereof.

       E. Other Provisions.

          1. Debtor agrees to pay on demand by Agent all expenses of Agent and Lenders including without limitation, fees and disbursements of counsel for Agent and the Lenders, in connection with the transactions contemplated by this Amendment, the negotiations for and preparation of this Amendment and any other documents related hereto, and the enforcement of the rights of Agent and the Lenders under the Agreement as amended by this Amendment.

          2. This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of law.

          Agreed to as of the date first set forth above.


IEC ELECTRONICS CORP.                   HSBC BANK USA, as Agent
as Debtor

By:/s/ Richard L. Weiss                 By:/s/ Vincent J. Harper
   Richard L. Weiss, Vice President          Vincent J. Harper
   and Chief Financial Officer               First Vice President


GENERAL ELECTRIC CAPITAL                HSBC BANK USA, as a Lender
CORPORATION, as a Lender

By:/s/ Donald J. Cavanagh               By:/s/ Vincent J. Harper
   Donald J. Cavanagh                        Vincent J. Harper
   Duly Authorized Signatory                 First Vice President



CONSENTED TO AND AGREED AS OF THIS 8th DAY OF APRIL, 2002.


IEC ELECTRONICOS, S. de R.L. de C.V.    IEC ELECTRONICS FOREIGN SALES
as Guarantor                            CORPORATION, as Guarantor

By:/s/ Richard L. Weiss                 By:/s/ Richard L. Weiss
        Richard L. Weiss, Director         Richard L. Weiss, Vice President
                                           and Chief Financial Officer

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BFLO Doc. No. 1185199.3